Exhibit 99.1

Duddell Street Acquisition Corp.

Announces Closing of $175 Million Initial Public Offering

HONG KONG—(BUSINESS WIRE) Duddell Street Acquisition Corp. (the “Company”) announced the closing today of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units began trading on the Nasdaq Capital Market (the "Nasdaq") under the ticker symbol "DSACU" on October 29, 2020. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the Nasdaq under the symbols "DSAC" and "DSACW," respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on global companies in telecom, media and technology, healthcare, fintech and consumer sectors with compelling Asian growth potential.

BofA Securities, Inc. and BTIG, LLC are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units at the initial public offering price to cover over-allotments, if any.

Sun Hung Kai & Co. provided strategic advice to the board of directors.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on October 28, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, by e-mail at dg.prospectus_requests@bofa.com or by telephone at 1-(800)-294-1322 and BTIG, LLC, 65 East 55th Street, New York, NY, 10022 or by e-mail at equitycapitalmarkets@btig.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Sam Joshi
Head of Business Development & Investor Relations
Maso Capital
8th Floor, Printing House

6 Duddell Street, Hong Kong

+ 852 3468 6225

Sam.Joshi@masocapital.com

https://masocapital.com/

https://dsac.co